Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this annual report of Creative Vistas, Inc. (referred to therein as the “Predecessor” of the "Company") on Form 10-KSB, Amendment No. 1, of our report dated February 24, 2005 relating to the balance sheet of the Company as of December 31, 2003 and the related statements of operations, stockholders’ equity (deficiency) and other comprehensive income and cash flows for the period from January 1, 2004 to September 29, 2004 and for the year ended December 31, 2003, appearing in the annual report.

(signed) BDO Dunwoody LLP

Chartered Accountants
Toronto, Ontario
April 17, 2006